Exhibit 99.1

Reticulate Micro Announces 2024 Year in Review and Introduces 2025 Strategic Vision

Company unveils key accomplishments, new product roadmap, and a platform-based approach to meet growing video and data demands worldwide

St Louis, MO — January 6, 2025 – Reticulate Micro, Inc. (OTCQB: RMXI) (“Reticulate Micro,” “we,” or the “Company”), a software products company specializing in advanced video compression and streaming solutions, today published its 2024 Year in Review and 2025 Company & Product Strategy. This detailed report highlights the Company’s transformational year, underscores the success of its breakthrough VAST (Video Adaptive Systems Technology) platform, and sets forth an ambitious roadmap that reaffirms Reticulate Micro’s commitment to serving both government and commercial markets.

A Transformational 2024

Reticulate Micro’s 2024 was defined by rapid technological advancements and rigorous market validation of its flagship VAST platform. Originally developed for government and defense applications, VAST delivered high-impact results in ultra-low-bandwidth environments, enabling real-time video where traditional solutions fail. Multiple military exercises and test events (over 20 in 2024) have proven VAST’s ability to stream video on any communication band, including narrow-band SATCOM, L-Band and even legacy HF networks where streaming video was thought to be unviable. This highlights the capabilities of VAST as a mission-critical technology in the government sector.

During this pivotal year, Reticulate Micro also commenced a Regulation A offering and applied to quote its shares of Class A Common Stock on the OTCQB® Venture Market. Trading is expected to begin in January 2025 under the symbol “RMXI.”

Introducing Andy Sheppard as CEO

A key component of Reticulate Micro’s forward momentum is the appointment of Andy Sheppard as Chief Executive Officer. Mr. Sheppard brings more than four decades of experience spanning special operations, government, commercial, and specialized communications arenas. His expertise in rapidly scaling transformative technologies sets the stage for Reticulate Micro’s transition from a development-focused entity to a globally oriented products company.

“As we move into 2025, our primary objective is to execute on the immense potential of VAST,” said Mr. Sheppard. “Our immediate focus is enabling broad market adoption, both in government and commercial sectors, in a way that empowers our partners and significantly expands the boundaries of what’s possible with video.”

2025: A Platform Approach and Strategic Expansion

Reticulate Micro’s 2025 strategy centers on partner-focused growth and a platform-centric product roadmap:

1.	Government Sector Partnership & OEM Integration

o	Strategic Partner Program: The Company is launching a comprehensive integration program enabling partners and system integrators to embed VAST technology directly into their product lines and existing government contract vehicles.

o	Major Exercises & Evaluations: VAST has already been validated within U.S. Special Operations, multiple U.S. Army and Naval initiatives, and a range of international defense programs. This year’s schedule includes high-profile exercises with U.S. SOCOM, Army, and Navy, as well as several invitations specifically created for VAST testing and evaluation.

2.	Commercial Scale via Joint Venture (RMX and CRISP)

o	Global Managed Services: Reticulate Micro partnered with K2 Endeavor DMCC to form RMX, a joint venture company building upon VAST and branded as “CRISP” (Compressed Rate Intelligent Streaming Protocol) for commercial and enterprise verticals—from telecommunications to security camera networks.

o	Recurring Revenue Model: RMX’s global managed service structure is designed to offer predictable, long-term revenue while solving critical video-delivery challenges for enterprise customers.

3.	Expanded Product Suite

o	VAST Video Encoder: The core software-based video encoder product will see the addition of key features including audio, KLV metadata support, video tele-conferencing, and region of interest encoding.

o	VAST Vue: Cross-platform (Windows, Linux, Mac OS, Android, iOS) video player for seamless end-to-end experiences, including support for tactical metadata.

o	VAST SDK: Development tools and APIs for advanced integration of core VAST capabilities into partner products and solutions.

o	VAST VUDO: An advanced combination of VAST’s video streaming capabilities with advanced mapping and sensor data integration to provide enhanced situational awareness in disconnected and austere environments.

o	VAST Cloud: VAST-as-a-Service cloud offering for enterprise solutions, including live streaming, transcoding and VOD (video on demand) services.

Positioned for Growth and Shareholder Value

With multiple government validations, a strong pipeline of prospective customers, and an ambitious product roadmap, Reticulate Micro expects significant milestones in 2025, including a potential uplisting to a national securities exchange.

“We are on track to deliver not only breakthrough technology but also tangible commercial success,” said Chief Technology Officer John Dames. “By keeping VAST at the center of our offerings, we’re building on a unified platform that solves pervasive challenges for government and enterprise clients alike.”

Investor Update: 2024 Year in Review and 2025 Company and Product Strategy

Learn more about Reticulate Micro’s 2024 Year in Review and 2025 Company and Product Strategy. Click here to download a PDF copy from Reticulate Micro’s investor page:
https://reticulate.io/investors/

About Reticulate Micro, Inc.

Reticulate Micro, Inc. (OTCQB: RMXI), headquartered in St Louis, Missouri, is a video technology company focused on addressing the world’s growing crisis in video data transmission and storage. Through its proprietary VAST (Video Adaptive Systems Technology) platform, Reticulate is aiming to transform how organizations capture, transmit, store and share visual data. The Company’s battle-tested technology, proven in military applications, reduces video bandwidth, storage, and power consumption by up to 50% while maintaining quality across any network or hardware platform. From defense to AI and enterprise applications, Reticulate endeavors to redefine how organizations handle the growing demands of video data worldwide.

About K2 Endeavor

K2 Endeavor DMCC headquartered in Dubai, UAE is a recognized VAS (Valued Added Services) provider to the global telecommunications industry with a legacy spanning over 30 years. Renowned for its expertise in delivering VAS and managed solutions, the company has played an important role in introducing innovative services to telecommunication companies throughout the World. With a commitment to innovation, K2 Endeavor specializes in integrating cutting-edge technologies to meet the evolving demands of the digital era, empowering businesses with scalable, secure, and cost-effective solutions. Its extensive experience and customer-focused approach position K2 Endeavor as a trusted leader in telecommunications and beyond.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements that are subject to various risks and uncertainties. In addition, our representatives or we may make forward-looking statements orally or in writing from time to time. We base these forward-looking statements on our expectations and projections about future events, which we derive from the available information. Such forward-looking statements relate to future events or our future performance, including our financial performance and projections, revenue and earnings growth, and business prospects and opportunities. You can identify forward-looking statements by those that are not historical facts, particularly those that use terminology such as “intends,” “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. Although the Company believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are contained, and the Company does not undertake any duty to update any forward-looking statements except as may be required by law.

Important Notice the Regarding Our Regulation A Offering

An offering statement regarding our offering of units consisting of one share of class A common stock and a warrant to purchase one share of class A common stock has been filed with the SEC. The SEC has qualified that offering statement, which means that Reticulate Micro may make sales of the securities described by that offering statement. It does not mean that the SEC has approved, passed upon the merits or passed upon the accuracy or completeness of the information in the offering statement. You may obtain a copy of the offering circular that is part of that offering statement through this link.

Investing in a public offering like our Regulation A offering is subject to unique risks, tolerance for volatility, and potential loss of your investment, that investors should be aware of prior to making an investment decision. Please carefully review the risk factors contained in the offering circular for this offering. For more information about Regulation A offerings, including the unique risks associated with these types of offerings, please click on the SEC’s Investor Alert.

Neither this document nor any of its content constitutes an offer to sell, solicitation of an offer to buy or a recommendation for any security by Reticulate Micro or any third party. The content of this document is provided for general information purposes only and is not intended to solicit the purchase of securities or to be used as investment, legal or tax advice. A securities offering by Reticulate Micro is only being made pursuant to the offering circular described above. The content of this document is qualified in its entirety by such offering circular. Prospective investors are urged to consult with their own, investment, legal and tax advisors prior to making any investment in Reticulate Micro.

Contact:
Media:

Reticulate Micro Media Relations
media@reticulate.io

Investor Relations:

Reticulate Micro Investor Relations
ir@reticulate.io

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